Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. Head, Investor Relations & Communications HealthStream (615) 301-3237 mollie.condra@healthstream.com

HealthStream Acquires MissionCare Collective, Adding the Nation’s Largest Caregiver Network with myCNAjobs.com, which Becomes the Company’s Third Career Network

Nashville, Tennessee (December 15, 2025) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform company for workforce solutions, today announced that it has acquired MissionCare Collective LLC (“MissionCare”), a healthcare workforce company that includes the largest caregiver network in the U.S. as providers, caregivers, and payors benefit from its portfolio of technology-based tools that help to recruit, engage, and retain the healthcare workforce and improve care delivery. Through the acquisition, HealthStream adds its third “Career Network” to its expanding workforce ecosystem, creating a powerful solution to help address the urgent, growing need for non-medical caregivers, home health aides, and certified nurse assistants (CNAs) throughout the healthcare industry.

MissionCare Collective’s flagship product is www.myCNAjobs.com, a robust, multi-faceted job site for connecting both non-medical caregivers and CNAs with job placement and numerous job-related programs. Over 5.2 million people are currently in the myCNAjobs caregiver career community representing the wide variety of caregiver roles across healthcare. Cumulatively, over 8,000 healthcare providers have been served in one or more ways through MissionCare Collective’s solutions. Training and professional development opportunities are also provided through MissionCare, along with a subscription-based platform focused on employee engagement, retention, and workforce analytics made available through its CoachUp Care business line.

The comprehensive suite of solutions and career tools offered by MissionCare Collective will, together, represent a “Career Network” in HealthStream's ecosystem that will be comprised of caregivers that may work in the wide range of care settings, including home environments, long-term care organizations, assisted living facilities, hospitals, and hospice organizations. This is the third Career Network for the Company, which follows two earlier launched Career Networks: one for nurses and another for students. Care professionals within the new Career Network will be provided with opportunities for lifelong professional development, while enjoying other unique benefits from being a part of HealthStream’s ecosystem and using services via our interoperable hStream platform that connects to our enterprise application suites.

“We built MissionCare Collective to help change the culture of care,” said Brandi Kurtyka, Co-Founder and CEO of MissionCare Collective. “By joining HealthStream, we can extend that vision to reach more caregivers, clinicians, and healthcare organizations—helping the industry to recruit, engage, and retain their workforce while advancing our shared commitment to improve the quality of healthcare by investing in the people who deliver it.”

Demographic patterns highlight the growing relevance of MissionCare Collective’s solutions in the wide spectrum of settings where caregiving is provided. The already-strong demand for home care and home health services in the U.S. is expected to accelerate in tandem with the aging population. The Bureau of Labor Statistics reports that Americans aged 65 or older will represent 20.6% of the U.S. population in 2030, up from 16.8% in 2020—and nearly 90% of those adults intend to stay in their homes for as long as possible, according to an AgeLab study from MIT. In response, the home care industry has burgeoned in recent years with an estimated 18,000 home care organizations in a highly fragmented market across the country, according to the 2025 Home Health Outlook Survey. In the same survey, it was revealed that “staffing” is reported by providers at the single greatest challenge facing the home-based care space in 2025.

“We are delighted to welcome MissionCare Collective’s clients, partners, employees, and the millions of caregivers they are dedicated to serving to HealthStream,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “I believe MissionCare’s smart, technologically-savvy approach to addressing the urgent need for caregiver workforce solutions, coupled with their passionate commitment to excellence, is unmatched and unprecedented. Alongside the widespread adoption of HealthStream’s hStream platform where millions of healthcare professionals are served every day, the addition of MissionCare Collective extends our reach to the rapidly growing caregiver workforce, creating synergies and adding value for everyone involved.”

Terms of the Transaction:

HealthStream acquired the outstanding equity of MissionCare Collective for a purchase price of up to $40 million, consisting of (i) a closing cash payment of $26 million (subject to customary working capital and other purchase price adjustments), (ii) approximately $4 million in shares of HealthStream common stock issued at closing through a private placement, and (iii) up to $10 million of cash earnout payments subject to achievement of agreed upon targets over the next three years.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 615-301-3100.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial and strategic benefits of the acquisition may not be achieved, as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 28, 2025, the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2025, filed on November 6, 2025, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

####

2